Registration No. 333-206656

As filed with the Securities and Exchange Commission on February 28, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP

(Exact name of Registrant as specified in its charter)

Delaware	02-0556934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Peter B. Brandow
Regal Entertainment Group
101 East Blount Avenue	101 East Blount Avenue
Knoxville, Tennessee 37920	Knoxville, Tennessee 37920
(865) 922-1123	(865) 922-1123
(Address, including zip code,	(Name, address, including zip code,
and telephone number, including area code, of	and telephone number, including area code,
Registrants’ principal executive offices)	of agent for service)

With copies to:

Ann Beth Stebbins

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to Registration Statement No. 333-206656 on Form S-3 (the “Registration Statement”) of Regal Entertainment Group, a Delaware corporation (the “Company”), registering an indeterminate amount of debt securities, class A common stock, preferred stock, guarantees, warrants, depositary shares, purchase contracts, and units of the Company, which was filed by the Company with the Securities and Exchange Commission on August 28, 2015.

On February 28, 2018, pursuant to that certain Agreement and Plan of Merger, dated December 5, 2017 (the “Merger Agreement”), by and among Regal Entertainment Group (the “Company”), Cineworld Group plc (the “Parent”), Crown Merger Sub, Inc. and Crown Intermediate Holdco, Inc., the Company became an indirect wholly owned subsidiary of the Parent.  As a result of the transactions contemplated by the merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

This post-effective amendment to the Registration Statement is being filed to remove from registration, immediately upon the filing of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the date hereof, and to terminate the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on this 28th day of February 2018.*

Regal Entertainment Group

By:	/s/ David H. Ownby
Name: David H. Ownby
Title: Executive Vice President and Chief Financial Officer

*      Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.

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